Exhibit 99.28.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Cambria Managed Futures Strategy ETF, Cambria Superinvestors ETF (formerly, Cambria Omaha ETF), Cambria Trend Following ETF, Cambria Domestic Tax Optimized ETF, Cambria Foreign Tax Optimized ETF, Cambria Long Short ETF, Cambria Global Income and Currency Strategies ETF, and Cambria Covered Call Strategy ETF, each a series of Cambria ETF Trust, under the headings “Other Service Providers” in the Prospectus and “Accounting and Legal Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cleveland, Ohio

August 27, 2019